[CBRL GROUP, INC. LOGO]
Post Office Box 787
Lebanon, Tennessee
37088-0787
Phone 615.443.9869

Contact:	Lawrence E. White
Senior Vice President/
Finance and
Chief Financial Officer

CBRL GROUP, INC. REPORTS DECEMBER SALES, DISCUSSES TRENDS AND
OUTLOOK FOR FISCAL 2006

LEBANON, Tenn. (December 28, 2005) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today reported comparable store sales for the four-week period ending December 23, 2005. The Company also discussed the present outlook for its fiscal 2006 second quarter, second half and full year.

December Sales

The Company reported that comparable store restaurant sales for the four weeks ending Friday, December 23, 2005 in its Cracker Barrel Old Country Store® (“Cracker Barrel”) units were up 0.9% from the comparable period last year, with an approximately 3.4% higher average check, including approximately 2.5% higher average menu pricing. Cracker Barrel comparable store retail sales in December were down 10.3%. Comparable restaurant sales in the Company’s Logan’s Roadhouse® (“Logan’s”) restaurants in December were up 4.4%, with an approximately 3.9% higher average check, including approximately 3.1% higher average menu pricing.

The Company’s Cracker Barrel and Logan’s locations close early on Christmas Eve. These early closings benefited this year’s comparable December results because the holiday fell in fiscal December last year but in fiscal January this year. The Company estimated that this shift in holiday timing benefited Cracker Barrel’s comparable December restaurant and retail sales by approximately 2% and Logan’s comparable December restaurant sales by approximately 2.5%.

The Company urges caution in considering its current trends and the outlook on earnings disclosed in this press release. The restaurant industry is highly competitive, and trends and earnings are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission (“SEC”).

Outlook

The Company provided an update on the present outlook for the second quarter of fiscal 2006, which ends January 27, 2006. The Company continued to note a high degree of uncertainty in its current sales trends due to weak consumer sentiment and the prospects for additional pressures on discretionary spending from high winter heating costs and rising interest rates. Given no change in current trends, the Company anticipates:

▪ Total revenues for the second quarter between 2% and 4% above prior year
▪ Comparable store restaurant sales at Cracker Barrel for the full second quarter between negative 1% to flat versus prior year
▪ Comparable store retail sales declines between 10% and 12%
▪ Comparable restaurant sales at Logan’s for the second quarter up between 1% and 3% over prior year
▪ Diluted net income per share for the second quarter of between $0.56 and $0.61 (including approximately $0.03 to $0.04 per diluted share of stock option expense) compared with $0.63 per share in the second quarter last year.

The Company also updated the outlook for the second half and full year of fiscal 2006. For the second half and full fiscal year, the Company presently anticipates:

▪ Full-year total revenues from 3% to 5% above prior year
▪ Comparable store restaurant sales for Cracker Barrel in the second half of the year between down 1% to up 1% from prior year
▪ Comparable store retail sales declines in the second half between 7% and 11%
▪ Logan’s comparable store restaurant sales in the second half of the year up between 2% and 4% from prior year
▪ Diluted net income per share for fiscal 2006 of between $2.35 and $2.45, including approximately $0.12 to $0.14 per diluted share of stock option expense, compared with $2.45 for fiscal 2005.

While the Company focuses on improving retail and restaurant execution, it plans to reduce its expected openings of new Cracker Barrel stores to 21 from 26 during fiscal 2006 and defer opening dates for some new units in early fiscal 2007. As previously disclosed, the Company already has reduced expected openings of Logan’s company-owned restaurants during fiscal 2006 to between 20 and 22, representing unit growth of approximately 16% to 18%. From these actions, the Company anticipates a benefit in fiscal 2006 from lower pre-opening expenses and other costs associated with operating newly-opened stores. Combined with other cost pressures and sales softness, but improvements in cost of goods sold, the Company’s operating income margins for the full 2006 fiscal year are currently expected to be down compared with prior year before the estimated 0.3% to 0.4% of total revenue effects of stock option expense. With the reduced number of openings and changes in the timing of openings expected in early fiscal 2007, the Company presently expects capital expenditures (purchases of property and equipment) for the full 2006 fiscal year to be between $170 and $175 million, down from previous expectations of $200 to $205 million. The Company has 0.8 million shares remaining to be repurchased under a previously announced repurchase authorization.

Commenting on the trends and outlook, Michael A. Woodhouse, Chairman, President and Chief Executive Officer noted, “Top line results continue to be disappointing, especially in Cracker Barrel retail. The improvement we hoped for simply did not materialize during the important holiday shopping season, even with more aggressive markdowns. Given these results, we believe that our restaurant and retail execution need to improve in operations, marketing and merchandising. Therefore, we have taken the step of reducing our near-term new store development in both concepts to allow us to put greater focus on execution and to strengthen cash flow. We remain confident that both concepts will continue to be long-term growth opportunities, but a near-term adjustment is prudent.”

    Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 540 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 131 company-operated and 24 franchised Logan’s Roadhouse restaurants in 19 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; actuarial estimate uncertainties with respect to self-insured workers’ compensation, general liability and group health; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness on sales and customer travel, discretionary income or personal expenditure activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; commodity, workers’ compensation, group health and utility price changes; the availability and cost of suitable sites for development and the Company’s ability to identify such sites; the ability of the Company to open and operate new locations successfully; changes in building materials and construction costs; the effects of plans intended to promote or protect the Company’s brands and products; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; changes in interest rates affecting the Company’s financing costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; and other factors described from time to time in the Company’s filings with the SEC, press releases, and other communications.

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